Exhibit 3.2

BY-LAWS OF

REGIONS FINANCIAL CORPORATION

(As amended and restated October 18, 2023)

ARTICLE I. OFFICES

Section 1. Registered Office.

The registered office of Regions Financial Corporation (the “Corporation”) shall be as set forth in the certificate of incorporation of the Corporation (as it may be amended and/or restated from time to time, the “Certificate of Incorporation”).

Section 2. Other Offices.

The Corporation may have other offices at such places as the Board of Directors of the Corporation (the “Board of Directors”) may from time to time appoint or the business of the Corporation may require.

Section 3. Principal Place of Business.

The principal place of business of the Corporation shall be in Birmingham, Alabama or at such other place as determined by the Board of Directors.

ARTICLE II. MEETINGS OF STOCKHOLDERS

Section 1. Annual Meetings.

Annual meetings of stockholders for the election of members of the Board of Directors (“Directors”) and for such other business as may be properly brought before the meeting shall be held at such place, if any, time and date as the Board of Directors, by resolution, shall determine. The Board of Directors shall have the right to determine that an annual meeting not be held at a place, but instead be held solely by means of remote communication in the manner and to the extent permitted by the Delaware General Corporation Law. The Corporation may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board of Directors. For purposes of these By-Laws and for the avoidance of doubt, all references to a “stockholder” means a stockholder of record of the Corporation.

Section 2. Special Meetings.

Special meetings of the stockholders for any purpose may be called by the Chair of the Board of Directors, the Chief Executive Officer, the President, the Secretary or by resolution of the Board of Directors. Special meetings of stockholders may be held at such place, if any, time and date as shall be stated in the notice of the meeting. The Board of Directors shall have the right to determine that a special meeting not be held at a place, but instead be held solely by means of remote communication in the manner and to the extent permitted by the Delaware General Corporation Law. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice. The Corporation may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the Board of Directors.

Section 3.    Voting.

Each stockholder entitled to vote in accordance with the terms of the Certificate of Incorporation or applicable law shall, unless otherwise provided in the Certificate of Incorporation, be entitled to one vote, in person or by proxy, for each share of stock entitled to vote held by such stockholder, but no proxy shall be voted after three years from its date unless such proxy provides for a longer period.

Except as may be otherwise required by the Certificate of Incorporation, each Director shall be elected by the vote of the majority of the votes cast (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee), provided that the Directors shall be elected by a plurality of the votes cast (meaning the nominees with the greatest number of shares voted “for” shall be elected without regard to votes cast “against” any nominee) at any contested election. For purposes of this Section 3, a contested election shall mean any election for which the number of nominees to serve as Directors exceeds the number of Directors to be elected, with the determination that an election is a contested election being made by the Board of Directors as of the close of the applicable notice of nomination period set forth in Section 7 or Section 8 of Article II of these By-laws or under applicable law and based on whether one or more notice(s) of nomination were timely filed in accordance with such section; provided, however, that the determination that an election is a contested election shall be determinative only as to the timeliness of a notice of nomination and not otherwise as to its validity. Once an election is determined to be a contested election, Directors shall be elected by the vote of a plurality of the votes cast notwithstanding that one or more notices of nomination subsequently may be withdrawn or declared invalid or untimely.

In all matters other than the election of Directors, the affirmative vote of a majority of the votes cast “for” or “against” the matter by stockholders entitled to vote on the subject matter, whether present in person or represented by proxy at the meeting, shall be the act of the stockholders, except as otherwise provided in the Certificate of Incorporation, these By-Laws or as otherwise required by applicable law, regulation or listing standards applicable to the Corporation or its securities. Abstentions and broker non-votes shall not be treated as affirmative votes “for” or “against” and shall not be taken into account in determining whether a matter is approved, except as otherwise provided in the Certificate of Incorporation or as required by applicable law, regulation or listing standards.

Section 4.    Quorum; Adjournment.

At each meeting of stockholders, except where otherwise provided by applicable law, the Certificate of Incorporation or these By-Laws, the holders of a majority in voting power of the outstanding shares of the Corporation entitled to vote on a matter at the meeting, represented in person or by proxy, shall constitute a quorum. For purposes of the foregoing, where a separate vote by class or classes, or any series thereof, is required for any matter, the holders of a majority in voting power of the outstanding shares of such class or classes or series, present in person or represented by proxy, shall constitute a quorum to take action with respect to that vote on that matter. Two or more classes or series of stock shall be considered a single class or series if the holders thereof are entitled to vote together as a single class or series at the meeting. In determining whether a quorum is present, shares held by a subsidiary corporation owned by this Corporation and treasury shares shall not be counted. In the absence of a quorum, either (a) the stockholders so present or represented may, by the affirmative vote of the holders of a majority in voting power of the shares present in person or by proxy and entitled to vote thereon or (b) the chair of the meeting may, on his or her own motion and without the approval of the stockholders, adjourn the meeting from time to time until a quorum shall be so present and represented. The stockholders present at a duly organized meeting at which a quorum is present may continue to transact business until an adjournment notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Additional adjournment rights and authority held by the chair of the meeting are set forth in Article II, Section 9 of these By-Laws.

Any meeting of stockholders, annual or special, may adjourn from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place, if any, thereof are (i) announced at the meeting at which the adjournment is taken, (ii) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication or (iii) set forth in the notice of the meeting. At the adjourned meeting the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at the adjourned meeting as of the record date so fixed for notice of such adjourned meeting.

Section 5.    No Stockholder Action by Consent.

No action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, and the power of stockholders to consent, without a meeting, to the taking of any action is specifically denied.

Section 6.    Notice of Meetings.

Notice, stating the place (or the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person), date and time of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given to each stockholder entitled to vote at the meeting at his or her address as it appears on the records of the Corporation, not less than ten nor more than sixty days before the date of the meeting (unless otherwise required by applicable law, the Certificate of Incorporation or these By-Laws). Any notice to stockholders shall be sufficient if given in any manner permitted by applicable law, including any form of electronic transmission, and shall be deemed to have been given in accordance with applicable law. Notwithstanding the foregoing, notice may be given to stockholders sharing an address in the manner and to the extent permitted by applicable law, including the “householding” rules set forth in Rule 14a-3(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Stockholders not entitled to vote shall not be entitled to receive notice of any meetings except as otherwise provided by applicable law.

Section 7.    Notice of Stockholder Business and Nominations.

(A)    Annual Meetings of Stockholders.

(1)    Nominations of persons for election to the Board of Directors and the proposal of business to be considered by the stockholders at an annual meeting of stockholders may be made (a) pursuant to the Corporation’s notice of meeting, (b) by or at the direction of the Board of Directors or duly authorized committee thereof, (c) by any stockholder of the Corporation who was a stockholder of record at the time the notice provided for in this Section 7 is delivered to the Secretary and at the time of the annual meeting, who is entitled to vote at the annual meeting and who complied with the notice and other procedures set forth in this Section 7 or (d) in the case of stockholder nominations to be included in the

Corporation’s proxy statement for such annual meeting made pursuant to Article II, Section 8 of these By-Laws, by any Eligible Holder (as defined in Article II, Section 8 of these By-laws) who satisfies the requirements set forth in such Section. The number of nominees a stockholder may nominate for election at an annual meeting on its own behalf (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the annual meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such annual meeting.

(2) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (c) of paragraph (A)(1) of this Section 7, the stockholder must give timely notice thereof in writing to the Secretary and such other business must be a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered by registered mail to, and received by, the Secretary at the principal executive offices of the Corporation not less than 90 nor more than 120 days prior to the first anniversary of the date of the preceding year’s proxy statement; provided, however, that in the event that the date of the annual meeting is more than 30 days before or after the first anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered to, and received by, the Secretary not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Notwithstanding anything in this Section 7(A) to the contrary, in the event that (a) the number of Directors to be elected to the Board of Directors at the next annual meeting of stockholders is increased by virtue of an increase in the size of the Board of Directors and (b) either all of the nominees for Director at the next annual meeting of stockholders or the size of the increased Board of Directors is not publicly announced or disclosed by the Corporation at least 100 days prior to the first anniversary of the preceding year’s annual meeting, then such stockholder’s notice shall also be considered timely hereunder, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to, and received, by the Secretary at the principal executive office of the Corporation not later than the close of business on the 10th day following the first date all of such nominees or the size of the increased Board of Directors shall have been publicly announced or disclosed.

(3) As to nominations of persons for election to the Board of Directors pursuant to clause (c) of paragraph (A)(1) of this Section 7, such stockholder’s notice shall set forth, as to each person whom the stockholder proposes to nominate for election as a Director, (a) all information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, (b) a statement signed by the candidate confirming that the candidate will serve as a Director for the term for which they are standing for election if nominated by the Board of Directors and elected by the stockholders, consents to being named in the Corporation’s proxy statement as a nominee, will comply with the Corporation’s Code of Business Conduct and Ethics, General Policy on Insider Trading, Corporate Governance Principles (and any replacement policies) and any other rule, regulation, policy or standard of conduct applicable to the Directors, and will provide any information required or requested by the Corporation or its subsidiaries, or banking or other regulators, including, without limitation, all information requested by the form of Directors questionnaire used by the Corporation, (c) whether each nominee is eligible for consideration as an independent director under the relevant standards contemplated by Item 407(a) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act of 1933”) (or the corresponding provisions of any successor regulation) and the relevant listing standards of any exchange where the Corporation’s equity securities are listed, (d) a description of all direct and indirect compensation and other monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such proposed nominee, and his or her respective affiliates and associates, on the one hand, and such stockholder or any Stockholder Associated Person (as defined below), on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Exchange Act if the stockholder making the nomination or any Stockholder Associated Person were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant, (e) a completed and signed questionnaire provided by the Corporation (the “Questionnaire”), which will be provided by the Corporation within 10 days following a request therefor by a stockholder seeking to nominate nominees, and (f) a statement signed by the candidate confirming that the candidate is not and will not become a party to (i) any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity in connection with his or her nomination, service or action as a Director of the Corporation that has not been disclosed to the Corporation, (ii) any Voting Commitment (as defined below) that has not been disclosed to the Corporation or (iii) any Voting Commitment that could limit or interfere with such candidate’s ability to comply, if elected as a Director of the Corporation, with its fiduciary duties under applicable law.

(4) As to the proposal of business that the stockholder proposes to bring forth before the meeting (but not as to nominations of persons for election to the Board of Directors), such stockholder’s notice shall set forth (a) a brief description of the business desired to be brought before the meeting, the text of the proposal to be presented, including the text of any resolutions to be proposed for consideration by stockholders and in the event that such business includes a proposal to amend these By-laws, the language of the proposed amendment, (b) a brief written statement of the reasons why such stockholder favors the proposal, and (c) any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made.

(5) In addition to the notice requirements of Section 7(A)(3) and Section 7(A)(4) of Article II, as applicable, all stockholder notices, whether for nominations or other business pursuant to clause (c) of paragraph (A)(1) of this Section 7, shall set forth (a) as to the stockholder giving the notice and any Stockholder Associated Person, (i) the name and address of such stockholder, as it appears on the Corporation’s books, and of any Stockholder Associated Person, (ii) the class or series and number of shares of the Corporation that are, directly or indirectly, owned beneficially and of record by such stockholder or any Stockholder Associated Person, including any class or series of shares of the Corporation that the stockholder and Stockholder Associated Person has the right to acquire beneficial ownership of, (iii) disclosure of any hedging or other arrangement with respect to any share of the Corporation’s stock (including any short position on or any borrowing or lending of shares of stock) made by or on behalf of the stockholder or any Stockholder Associated Person (A) to mitigate loss to or manage risk of stock price changes for the stockholder or any Stockholder Associated Person or (B) to increase or decrease the voting power of the stockholder or any Stockholder Associated Person, (iv) a description of all agreements, arrangements or understandings among the stockholder, any Stockholder Associated Person and any other person or persons (naming such person or persons and including any person that may be deemed to be acting in concert with such stockholder under applicable federal or state securities or banking laws and including, with respect to a nomination, the nominee) pursuant to which the nomination or proposal is made by the stockholder, (v) any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, the Exchange Act), contract, arrangement, understanding or relationship pursuant to which such stockholder or any Stockholder Associated Person has a right to vote any shares of any security of the Corporation, (vi) any direct or indirect interest of such stockholder or any Stockholder Associated Person in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (a list of which will be provided within 10 days following a written request therefor by the stockholder (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement)), (vii) a representation whether the stockholder or any Stockholder Associated Person intends or is part of a group that intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee, (y) otherwise to solicit proxies or votes from stockholders in support or such proposal or nomination or (z) solicit the holders of shares representing at least 67% of the voting power of shares entitled to vote on the election of directors in support of director nominees other than the Corporation’s nominees pursuant to Rule 14a-19 under the Exchange

Act, (viii) a description of any rights to dividends or other distributions on the shares of any class or series of capital stock of the Corporation, directly or indirectly, owned beneficially by such stockholder or Stockholder Associated Persons that are separated or separable from the underlying shares of the Corporation, (ix) a description of any performance-related fees (other than an asset based fee) that such stockholder or Stockholder Associated Persons, directly or indirectly, are entitled to based on any increase or decrease in the value of shares of any class or series of capital stock of the Corporation or any interests described in clause (a)(iii) and (x) any other information relating to such stockholder and Stockholder Associated Person required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder; (b) the names and addresses of any other stockholders or beneficial owners known to be supporting such nomination or proposal of business by the proposing stockholder on whose behalf the nomination or proposal is made; and (c) a representation that the stockholder is a holder of the Corporation’s voting stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination.

(6) The Corporation may also require any proposed nominee to furnish such other information as it may reasonably require to determine whether the nominee would be considered “independent” as a member of the Board of Directors or meet the requirements for membership on the Board of Directors or any committee thereof.

(7) To be considered timely, a stockholder’s notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice (other than the representations at Section 5(a)(vii) and 5(c) of this Section 7) shall be true and correct as of the record date for the meeting and as of the date that is 10 days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, and received by, the Secretary at the principal executive offices of the Corporation not later than 5 days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than 8 days prior to the date for the meeting or any adjournment or postponement thereof in the case of the update and supplement required to be made as of 10 days prior to the meeting or any adjournment or postponement thereof. For the avoidance of doubt, the obligation to update and supplement as set forth in this Section 7 or any other section of these By-Laws shall not limit the Corporation’s rights with respect to any deficiencies in any stockholder’s notice, extend any applicable deadlines under these By-Laws or enable or be deemed to permit a stockholder who has previously submitted a stockholder’s notice under these By-Laws to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business and/or resolutions proposed to be brought before a meeting of stockholders.

(8) For the purposes of these By-Laws, a “Stockholder Associated Person” of any stockholder means: (A) any beneficial owner of shares of stock of the Corporation on whose behalf any nomination or proposal is made by such stockholder, (B) any affiliates or associates of such stockholder or any beneficial owner described in clause (A); and (C) any affiliate who controls such stockholder or any beneficial owner described in clause (A).

(B) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which the election of directors is included in the business to be conducted pursuant to the Corporation’s notice of meeting, (i) by or at the direction of the Board of Directors or any duly authorized committee thereof or (ii) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is entitled to vote at the meeting, who complies with the notice procedures set forth in this Section 7 and who is a stockholder of record at the time such notice is delivered and at the time of the special meeting in proper written form to, and received by, the Secretary at the principal executive offices of the Corporation. The number of nominees a stockholder may nominate for election at the special meeting on its own behalf (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the special meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such special meeting. If the Corporation calls a special meeting of the stockholders at which the election of directors is included in the business to be conducted, any stockholder entitled to vote in such election may nominate such number of person or persons for election to such position(s) as are specified in the Corporation’s notice of meeting, if the stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than 120 days prior to such special meeting and not later than 90 days prior to such special meeting or 10 days following the day on which public announcement of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting is first made by the Corporation.

(C) General.

(1) Except as otherwise expressly provided in any applicable rule or regulation promulgated under the Exchange Act, only such persons who are nominated in accordance with the procedures set forth in this Section 7 and, if applicable, Article II, Section 8 of these By-Laws shall be eligible to serve as Directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 7.

(2) Except as otherwise expressly provided by applicable law, the Certificate of Incorporation or these By-Laws, the person presiding at any meeting of stockholders (or, in advance of any meeting of stockholders, the Board of Directors), in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power and duty to determine whether notice of nominees and other matters proposed to be brought before a meeting has been duly given in the manner provided in this Section 7 or Article II, Section 8 of these By-laws and, if not so given, shall direct and declare at the meeting that such nominees and other matters are not properly before the meeting and shall not be considered. Notwithstanding the foregoing provisions of this Section 7 and the provisions of Article II, Section 8 of these By-laws, if the stockholder or a qualified representative of the stockholder does not appear at the annual or special meeting of stockholders of the Corporation to present any such nomination or make any such proposal, such nomination or proposal may be disregarded, notwithstanding that the nominee or business is included in the Corporation’s proxy statement, notice of meeting or other proxy materials (or any supplement thereto) and notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 7, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(3) Notwithstanding anything to the contrary in these By-Laws, at the time its notice is delivered to the Secretary and at all times thereafter, a stockholder, as well as the stockholder’s nominee, shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in these By-Laws, as well as the federal and state banking requirements applicable to the Corporation or any banking subsidiary. Nothing in this Section 7 shall apply to (a) stockholder proposals made pursuant to Rule 14a-8 under the Exchange Act or (b) the election of Directors selected by or pursuant to the provisions of the Certificate of Incorporation relating to the rights of the holders of any series of preferred stock of the Corporation.

(4)    Notwithstanding anything to the contrary in this Section 7, unless otherwise required by law, if a stockholder (A) provides notice pursuant to Rule 14a-19(b) under the Exchange Act with respect to any proposed nominee for election as a director of the Corporation and (B) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) or Rule 14a-19(a)(3) under the Exchange Act (or fails to timely provide reasonable evidence sufficient to satisfy the Corporation that such stockholder has met the requirements of Rule 14a-19(a)(3) under the Exchange Act in accordance with the following sentence), then the nomination of each such proposed nominee shall be disregarded, notwithstanding that the nominee is included as a nominee in the Corporation’s proxy statement, notice of meeting or other proxy materials for any meeting (or any supplement thereto) and notwithstanding that proxies or votes in respect of the election of such proposed nominees may have been received by the Corporation (which proxies and votes shall be disregarded). Upon request by the Corporation, if any stockholder provides notice pursuant to Rule 14a-19(b) under the Exchange Act, such stockholder shall deliver to the Corporation, no later than five business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) under the Exchange Act.

(5)    In no event shall the public announcement of a recess, postponement or adjournment of an annual meeting or a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in these By-Laws, and a stockholder shall not be entitled to make additional or substitute nominations following the expiration of the time periods set forth in these By-Laws.

(6)    For purposes of these By-Laws, (A) “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act, (B) “business day” means any day other than Saturday, Sunday or a day on which banks are closed in New York City, New York and (C) “close of business” means 5:00 p.m. local time at the principal executive offices of the Corporation on any calendar day, whether or not the day is a business day.

Section 8.    Stockholder Nominations Included in the Corporation’s Proxy Materials.

(A)    Inclusion of Nominees in Proxy Statement. Subject to the provisions of this Section 8, if expressly requested in the relevant Nomination Notice (as defined below), the Corporation shall include in its proxy statement for any annual meeting of stockholders:

(1)    the names of any person or persons nominated for election (each, a “Nominee”), which shall also be included on the Corporation’s form of proxy and ballot, by any Eligible Holder (as defined below) or group of up to 20 Eligible Holders that has (individually and collectively, in the case of a group) satisfied, as determined by the Board of Directors, all applicable conditions and complied with all applicable procedures set forth in this Section 8 (such Eligible Holder or group of Eligible Holders being a “Nominating Stockholder”);

(2)    disclosure about each Nominee and the Nominating Stockholder required under the rules of the U.S. Securities and Exchange Commission (the “SEC”) or other applicable law to be included in the proxy statement;

(3)    any statement included by the Nominating Stockholder in the Nomination Notice for inclusion in the proxy statement in support of each Nominee’s election to the Board of Directors (subject, without limitation, to Section 8(E)(2)), if such statement does not exceed 500 words and fully complies with Section 14 of the Exchange Act and the rules and regulations thereunder, including Rule 14a-9 (the “Supporting Statement”); and

(4)    any other information that the Corporation or the Board of Directors determines, in their discretion, to include in the proxy statement relating to the nomination of each Nominee, including, without limitation, any statement in opposition to the nomination, any of the information provided pursuant to this Section and any solicitation materials or related information with respect to a Nominee.

For purposes of this Section 8, any determination to be made by the Board of Directors may be made by the Board of Directors, a committee of the Board of Directors or any officer of the Corporation designated by the Board of Directors or a committee of the Board of Directors, and any such determination shall be final and binding on the Corporation, any Eligible Holder, any Nominating Stockholder, any Nominee and any other person so long as made in good faith (without any further requirements). The chair of any annual meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power and duty to determine whether a Nominee has been nominated in accordance with the requirements of this Section 8 and, if not so nominated, shall direct and declare at the meeting that such Nominee shall not be considered.

(B)    Maximum Number of Nominees.

(1)    The Corporation shall not be required to include in the proxy statement for an annual meeting of stockholders more Nominees than that number of Directors constituting the greater of (i) two or (ii) 20% of the total number of Directors of the Corporation on the last day on which a Nomination Notice may be submitted pursuant to this Section 8 (rounded down to the nearest whole number) (the “Maximum Number”). The Maximum Number for a particular annual meeting shall be reduced by: (1) Nominees who the Board of Directors itself decides to nominate for election at such annual meeting and (2) the number of incumbent Directors who had been Nominees with respect to any of the preceding two annual meetings of stockholders and whose reelection at the upcoming annual meeting is being recommended by the Board of Directors. In the event that one or more vacancies for any reason occurs on the Board of Directors after the deadline for submitting a Nomination Notice as set forth in Section 8(D) below but before the date of the annual meeting, and the Board of Directors resolves to reduce the size of the board in connection therewith, the Maximum Number shall be calculated based on the number of Directors in office as so reduced.

(2)    If the number of Nominees pursuant to this Section 8 for any annual meeting of stockholders exceeds the Maximum Number then, promptly upon notice from the Corporation, each Nominating Stockholder will select one Nominee for inclusion in the proxy statement until the Maximum Number is reached, going in order of the amount (largest to smallest) of the ownership position as disclosed in each Nominating Stockholder’s Nomination Notice, with the process repeated if the Maximum Number is not reached after each Nominating Stockholder has selected one Nominee. If, after the deadline for submitting a Nomination Notice as set forth in Section 8(D) below, a Nominating Stockholder or a Nominee ceases to satisfy the eligibility requirements in this Section 8, as determined by the Board of Directors, a Nominating Stockholder withdraws its nomination or a Nominee becomes unwilling or unable to serve on the Board of Directors, whether before or after the mailing or other distribution of the definitive proxy statement, then the nomination shall be disregarded, and the Corporation: (1) shall not be required to include in its proxy statement or on any ballot or form of proxy the disregarded Nominee or any successor or replacement nominee proposed by the Nominating Stockholder or by any other Nominating Stockholder and (2) may otherwise communicate to its stockholders, including without limitation by amending or supplementing its proxy statement or ballot or form of proxy, that a Nominee will not be included as a nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the annual meeting.

(C)    Eligibility of Nominating Stockholder.

(1)    An “Eligible Holder” is a person who has either (x) been a record holder of the shares of common stock used to satisfy the eligibility requirements in this Section 8(C) continuously for the three-year period specified in Subsection (2) below or (y) provides to the Secretary, within the time period referred to in Section 8(D) below, evidence of continuous ownership of such shares for such three-year period from one or more securities intermediaries in a form that the Board of Directors determines would be deemed acceptable for purposes of a stockholder proposal under Rule 14a-8(b)(2) under the Exchange Act (or any successor rule).

(2)    An Eligible Holder or group of up to 20 Eligible Holders may submit a nomination in accordance with this Section 8 only if the person or group (in the aggregate) has continuously owned at least the Minimum Number (as defined below) of shares of the Corporation’s common stock throughout the three-year period preceding and including the date of submission of the Nomination Notice, and continues to own at least the Minimum Number through the date of the annual meeting. Two or more funds that are (x) under common management and investment control, (y) under common management and funded primarily by a single employer or (z) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, shall be treated as one Eligible Holder if such Eligible Holder shall provide together with the Nomination Notice documentation reasonably satisfactory to the Corporation that demonstrates that the funds meet the criteria set forth in (x), (y) or (z) hereof. For the avoidance of doubt, in the event of a nomination by a group of Eligible Holders, any and all requirements and obligations for an individual Eligible Holder that are set forth in this Section 8, including the minimum holding period, shall apply to each member of such group; provided, however, that the Minimum Number shall apply to the ownership of the group in the aggregate. Should any stockholder cease to satisfy the eligibility requirements in this Section 8, as determined by the Board of Directors, or withdraw from a group of Eligible Holders at any time prior to the annual meeting of stockholders, the group of Eligible Holders shall only be deemed to own the shares held by the remaining members of the group.

(3)    The “Minimum Number” of shares of the Corporation’s common stock means 3% of the number of outstanding shares of common stock as of the most recent date for which such amount is given in any filing by the Corporation with the SEC prior to the submission of the Nomination Notice.

(4)    For purposes of this Section 8, an Eligible Holder “owns” only those outstanding shares of the Corporation as to which the Eligible Holder possesses both:

(a)    the full voting and investment rights pertaining to the shares; and

(b)    the full economic interest in (including the opportunity for profit and risk of loss on) such shares;

provided that the number of shares calculated in accordance with clauses (A) and (B) shall not include any shares: (1) purchased or sold by such Eligible Holder or any of its affiliates in any transaction that has not been settled or closed, (2) sold short by such Eligible Holder, (3) borrowed by such Eligible Holder or any of its affiliates for any purpose or purchased by such Eligible Holder or any of its affiliates pursuant to an agreement to resell or subject to any other obligation to resell to another person, or (4) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such Eligible Holder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Corporation, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of: (x) reducing in any manner, to any extent or at any time in the future, such Eligible Holder’s or any of its affiliates’ full right to vote or direct the voting of any such shares, and/or (y) hedging, offsetting, or altering to any degree, gain or loss arising from the full economic ownership of such shares by such Eligible Holder or any of its affiliates.

An Eligible Holder “owns” shares held in the name of a nominee or other intermediary so long as the Eligible Holder retains the right to instruct how the shares are voted with respect to the election of Directors and possesses the full economic interest in the shares. An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has delegated any voting power by means of a proxy, power of attorney, or other similar instrument or arrangement that is revocable at any time by the Eligible Holder. An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has loaned such shares provided that the Eligible Holder has the power to recall such loaned shares on five business days’ notice, promptly recalls such loaned shares upon being notified by the Corporation that any of its Nominees will be included in the Corporation’s proxy materials and continues to hold such shares through the date of the annual meeting. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the Corporation are “owned” for these purposes shall be determined by the Board of Directors.

(5)    No Eligible Holder shall be permitted to be in more than one group constituting a Nominating Stockholder, and if any Eligible Holder appears as a member of more than one group, it shall be deemed to be a member of the group that has the largest ownership position as reflected in the Nomination Notice.

(D)    Nomination Notice. To nominate a Nominee, the Nominating Stockholder must, no earlier than 150 calendar days and no later than 120 calendar days before the anniversary of the date that the Corporation distributed its proxy statement for the prior year’s annual meeting of stockholders, submit to the Secretary at the principal executive office of the Corporation all of the following information and documents (collectively, the “Nomination Notice”); provided, however, that if (and only if) the annual meeting is not scheduled to be held within a period that commences 30 days before its anniversary date and ends 30 days after its anniversary date (an annual meeting date outside such period being referred to herein as an “Other Meeting Date”), the Nomination Notice shall be given in the manner provided herein by the later of the close of business on the date that is 180 days prior to such Other Meeting Date or the tenth day following the date such Other Meeting Date is first publicly announced or disclosed:

(1)    A Schedule 14N (or any successor form) relating to each Nominee, completed and filed with the SEC by the Nominating Stockholder as applicable, in accordance with SEC rules;

(2)    A written notice, in a form deemed satisfactory by the Board of Directors, of the nomination of each Nominee that includes the following additional information, agreements, representations and warranties by the Nominating Stockholder (including each group member):

(a)    the information required by Article II, Section 7(A)(3) and Article II, Section 7(A)(5) with respect to the nomination of Directors pursuant to clause (c) of paragraph (A)(1) of Article II, Section 7 of these By-Laws;

(b)    the details of any relationship that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N;

(c)    a representation and warranty that the Nominating Stockholder acquired the securities of the Corporation in the ordinary course of business and did not acquire, and is not holding, securities of the Corporation for the purpose or with the effect of influencing or changing control of the Corporation;

(d)    a representation and warranty that each Nominee’s candidacy or, if elected, Board membership would not violate applicable state or federal law or the rules of any stock exchange on which the Corporation’s securities are traded;

(e)    a representation and warranty that each Nominee:

(i)    does not have any direct or indirect relationship with the Corporation that would cause the Nominee to be considered not independent pursuant to the Corporation’s Corporate Governance Principles and otherwise qualifies as independent under the rules of the primary stock exchange on which the Corporation’s shares of common stock are traded (or any successor rules);

(ii)    meets the audit committee and compensation committee independence requirements under the rules of the primary stock exchange on which the Corporation’s shares of common stock are traded (or any successor rules);

(iii)    is a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule);

(iv)    is an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code (or any successor provision); and

(v)    is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933 or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of such Nominee;

(f)    a representation and warranty that the Nominating Stockholder satisfies the eligibility requirements set forth in Section 8(C) and has provided evidence of ownership to the extent required by Section 8(C)(1);

(g)    a representation and warranty that the Nominating Stockholder intends to continue to satisfy the eligibility requirements described in Section 8(C) through the date of the annual meeting;

(h)    details of any position of a Nominee as an officer or director of any competitor (that is, any entity that produces products or provides services that compete with or are alternatives to the products produced or services provided by the Corporation or its affiliates) of the Corporation, within the three years preceding the submission of the Nomination Notice;

(i)    the details of any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity in connection with service or action as a Director of the Corporation and details of any agreement, arrangement or understanding with any person or entity as to how such Nominee would vote or act on any issue or question as a Director (a “Voting Commitment”);

(j) a statement detailing whether the Nominee is experienced in matters of risk management for purposes of Regulation YY of the Federal Reserve Board;

(k) a representation and warranty that the Nominating Stockholder will not engage in a “solicitation” within the meaning of Rule 14a-1(l) (without reference to the exception in Section 14a-1(l)(2)(iv)) (or any successor rules) with respect to the annual meeting, other than with respect to a Nominee or any nominee of the Board of Directors;

(l) a representation and warranty that the Nominating Stockholder will not use any proxy card other than the Corporation’s proxy card in soliciting stockholders in connection with the election of a Nominee at the annual meeting;

(m) if desired, a Supporting Statement; and

(n) in the case of a nomination by a group of Eligible Holders, the designation by all group members of one group member that is authorized to act on behalf of all group members with respect to matters relating to the nomination, including withdrawal of the nomination; and

(3) An executed agreement, in a form deemed satisfactory by the Board of Directors, pursuant to which the Nominating Stockholder (including each group member) agrees:

(a) to comply with all applicable laws, rules and regulations in connection with the nomination, solicitation and election;

(b) to file any written solicitation or other communication with the Corporation’s stockholders relating to one or more of the Corporation’s Directors or Director nominees or any Nominee with the SEC, regardless of whether any such filing is required under rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation;

(c) to assume all liability stemming from an action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Stockholder or any of its Nominees with the Corporation, its stockholders or any other person in connection with the nomination or election of Directors, including, without limitation, the Nomination Notice;

(d) to indemnify and hold harmless (jointly with all other group members, in the case of a group member) the Corporation and each of its Directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its Directors, officers or employees arising out of or relating to a failure or alleged failure of the Nominating Stockholder or any of its Nominees to comply with, or any breach or alleged breach of, its or their obligations, agreements or representations under this Section 8; and

(e) in the event that any information included in the Nomination Notice, or any other communication by the Nominating Stockholder (including with respect to any group member), with the Corporation, its stockholders or any other person in connection with the nomination or election ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), or that the Nominating Stockholder (including any group member) has failed to continue to satisfy the eligibility requirements described in Section 8(C), to promptly (and in any event within 48 hours of discovering such misstatement, omission or failure) notify the Corporation and any other recipient of such communication of (A) the misstatement or omission in such previously provided information and of the information that is required to correct the misstatement or omission or (B) such failure (it being understood that providing any such notification shall not be deemed to cure any defect or limit the Corporation’s rights to omit a Nominee from its proxy materials as provided in this Section 8); and

(4)    An executed agreement, in a form deemed satisfactory by the Board of Directors, by each Nominee:

(a)    to provide to the Corporation such other information and certifications, including completion of a Questionnaire, as it may reasonably request;

(b)    at the reasonable request of the Nominating and Corporate Governance Committee, to meet with the Nominating and Corporate Governance Committee to discuss matters relating to the nomination of such Nominee to the Board of Directors, including the information provided by such Nominee to the Corporation in connection with his or her nomination and such Nominee’s eligibility to serve as a member of the Board of Directors;

(c)    that such Nominee has read and agrees, if elected, to serve as a member of the Board of Directors, to adhere to the Corporation’s Code of Business Conduct and Ethics, General Policy on Insider Trading, Corporate Governance Principles and any other rule, regulation, policy or standard of conduct applicable to Directors; and

(d)    that such Nominee is not and will not become a party to (i) any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity in connection with his or her nomination, service or action as a Director of the Corporation that has not been disclosed to the Corporation, (ii) any Voting Commitment that has not been disclosed to the Corporation or (iii) any Voting Commitment that could limit or interfere with such Nominee’s ability to comply, if elected as a Director of the Corporation, with its fiduciary duties under applicable law.

The information and documents required by this Section 8(D) to be provided by the Nominating Stockholder shall be: (i) provided with respect to and executed by each group member, in the case of information applicable to group members; and (ii) provided with respect to the persons specified in Instruction 1 to Items 6(c) and (d) of Schedule 14N (or any successor item) in the case of a Nominating Stockholder or group member that is an entity. The Nomination Notice shall be deemed submitted on the date on which all the information and documents referred to in this Section 8(D) (other than such information and documents contemplated by this Section 8 to be provided after the date the Nomination Notice is provided) have been delivered to or, if sent by mail, received by the Secretary.

(E)    Exceptions.

(1)    Notwithstanding anything to the contrary contained in this Section 8, the Corporation may omit from its proxy statement any Nominee and any information concerning such Nominee (including a Nominating Stockholder’s Supporting Statement) and no vote on such Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the Corporation), and the Nominating Stockholder may not, after the last day on which a Nomination Notice would be timely, cure in any way any defect preventing the nomination of such Nominee, if:

(a)    the Corporation receives a notice pursuant to clause (c) of paragraph (A)(1) of Article II, Section 7 of these By-Laws that a stockholder intends to nominate a candidate for Director at the annual meeting, whether or not such notice is subsequently withdrawn or made the subject of a settlement with the Corporation;

(b)    the Nominating Stockholder or the designated lead group member, as applicable, or any qualified representative thereof, does not appear at the meeting of stockholders to present the nomination submitted pursuant to this Section 8, the Nominating Stockholder withdraws its nomination or the chair of the annual meeting declares that such nomination was not made in accordance with the procedures prescribed by this Section 8 and shall therefore be disregarded;

(c)    the Board of Directors determines that such Nominee’s nomination or election to the Board of Directors would result in the Corporation violating or failing to be in compliance with the Corporation’s By-Laws or Certificate of Incorporation or any applicable law, rule or regulation to which the Corporation is subject, including any rules or regulations of the primary stock exchange on which the Corporation’s common stock is traded;

(d)    (1) such Nominee has been, within the past three years, an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended; (2) the Nominee’s election as a member of the Board of Directors would cause the Corporation to seek, or assist in the seeking of, advance approval or to obtain, or assist in the obtaining of, an interlock waiver pursuant to the rules or regulations of the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Alabama State Banking Department or any other federal or state regulator; or (3) the Nominee is a director, trustee, officer or employee with management functions for any depository institution, depository institution holding company or entity that has been designated as a Systemically Important Financial Institution, each as defined in the Depository Institution Management Interlocks Act; or

(e)    the Corporation is notified, or the Board of Directors determines, that the Nominating Stockholder or the Nominee has failed to continue to satisfy the eligibility requirements described in Section 8(C), any of the representations and warranties made in the Nomination Notice ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), such Nominee becomes unwilling or unable to serve on the Board of Directors or any material violation or breach occurs of the obligations, agreements, representations or warranties of the Nominating Stockholder or such Nominee under this Section 8.

(2)    Notwithstanding anything to the contrary contained in this Section 8, the Corporation may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the Supporting Statement or any other statement in support of a Nominee included in the Nomination Notice, if the Board of Directors determines that:

(a)    such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading;

(b)    such information directly or indirectly impugns the character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any person; or

(c) the inclusion of such information in the proxy statement would otherwise violate the SEC proxy rules or any other applicable law, rule or regulation.

The Corporation may solicit against, and include in the proxy statement its own statement relating to, any Nominee.

Section 9. Chair of the Meetings of Stockholders.

Meetings of stockholders shall be presided over by the Chair of the Board of Directors; or in the absence of the Chair of the Board of Directors, by the Chief Executive Officer; or in the absence of the Chief Executive Officer, by a chair designated by the Chief Executive Officer. A Secretary, or in the absence of a Secretary, an Assistant Secretary, shall act as secretary of the meeting, but in the absence of a Secretary and any Assistant Secretary, the chair of the meeting may appoint any person to act as secretary of the meeting.

The order of business at each such meeting shall be as determined by the chair of the meeting. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations adopted by the Board of Directors, the chair of the meeting shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn a meeting of stockholders without a vote of stockholders and to prescribe such rules, regulations and procedures and to do all such acts and things as, in the judgement of such chair of the meeting, are necessary or desirable for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chair of the meeting, may include, without limitation, the establishment of an agenda or order of business for the meeting, the establishment of rules and procedures for the maintenance of order and safety, limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the chair of the meeting shall determine, limitations on the time allotted to questions or comments on the affairs of the Corporation, restrictions on entry to such meeting after the time prescribed for the commencement thereof and the opening and closing of the voting polls for each item upon which a vote is to be taken.

ARTICLE III. DIRECTORS

Section 1. Number and Term.

The number of Directors that shall constitute the whole Board of Directors shall be fixed, from time to time, by resolutions adopted by the Board of Directors, but shall not be less than three persons. If the holders of any series of preferred stock of the Corporation are entitled by the Certificate of Incorporation to elect one or more Directors, the preceding sentence shall not apply to such Directors and the number of such Directors shall be as provided in the terms of such series of preferred stock. The number of Directors shall not be reduced so as to shorten the term of any Director in office at the time.

Directors elected at each annual or special meeting or appointed pursuant to Article III, Section 4 of these By-Laws shall hold office until the next annual meeting and until his or her successor shall have been elected and qualified, or until his or her earlier retirement, death, resignation or removal. Directors need not be residents of Delaware.

Section 2. Chair of the Board of Directors and Lead Independent Director.

A majority of the Board of Directors shall designate from time to time from among its members a Chair of the Board of Directors. The Chair of the Board of Directors shall preside at all meetings of the Board of Directors. He or she shall have and perform such duties as are prescribed by these By-Laws and by the Board of Directors. The position of Chair of the Board of Directors is a Board position; provided however, the position of Chair of the Board of Directors may be held by a person who is also an officer of the Corporation.

In the absence of the Chair of the Board of Directors, or in the case he or she is unable to preside, the Lead Independent Director, if at the time a Director of the Corporation has been designated by the Board of Directors as such, shall have and exercise all powers and duties of the Chair of the Board of Directors and shall preside at all meetings of the Board of Directors. If at any Board of Directors meeting neither of such persons is designated, present or able to act, the Board of Directors shall select one of its members as acting chair of the meeting or any portion thereof.

Section 3. Resignations.

Any Director may resign at any time. All resignations shall be made in writing or by electronic transmission and shall take effect at the time of receipt by the Chair of the Board of Directors, Chief Executive Officer, President or Secretary or at such other time as may be specified therein. The acceptance of a resignation shall not be necessary to make it effective.

Section 4. Vacancies.

If the office of any Director becomes vacant, including by reason of resignation or removal, or the size of the Board of Directors is increased (other than as a result of any Directors elected in the manner described in the next sentence), the remaining Directors in office, even if less than a quorum, by a majority vote, may appoint any qualified person to fill such vacancy or new position, and such person shall hold office until the next annual meeting and until his or her successor shall have been elected and qualified, or until his or her earlier retirement, death, resignation or removal. Whenever the holders of any series of preferred stock of the Corporation are entitled by the Certificate of Incorporation to elect one or more Directors, vacancies and newly created directorships of such Directors elected by a series of preferred stock may be filled by, and only by, a majority of the Directors elected by the holders of such series of preferred stock then in office, or the sole remaining Director so elected or, if none, by the holders of such series of preferred stock.

Section 5. Removal.

Any Director (other than a Director elected by the holders of any series of preferred stock of the Corporation pursuant to the rights granted to holders of such series of preferred stock in the Certificate of Incorporation) may be removed at any time, with or without cause, by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, considered as one class for this purpose, at any meeting of the stockholders called for that purpose.

Section 6. Powers.

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by applicable law or the Certificate of Incorporation.

Section 7. Meetings.

Regular meetings of the Board of Directors may be held without notice at such places (and/or solely by means of remote communication) and times as shall be determined from time to time by the Board of Directors.

Special meetings of the Board of Directors may be called by the Chair of the Board of Directors, Lead Independent Director, Chief Executive Officer or President, or Secretary on the written request of a majority of the Board of Directors, on at least 48 hours’ notice to each Director and shall be held at such place or places (and/or solely by means of remote communication) as may be determined by the Board of Directors or as shall be stated in the notice of such meeting.

Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or any committee, by means of conference telephone, video or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting. Notice of any special meeting of the Board of Directors need not be given personally, and may be given by United States mail, postage prepaid or by any form of electronic transmission, and shall be deemed to have been given on the date such notice is transmitted by the Corporation (which, if notice is mailed, shall be the date when such notice is deposited in the United States mail, postage prepaid, directed to the applicable Director at such Director’s address as it appears on the records of the Corporation).

Section 8. Quorum; Vote Required for Action.

A majority of the total authorized number of Directors shall constitute a quorum for the transaction of business. If at any meeting of the Board of Directors there shall be less than a quorum present, a majority of those present may adjourn the meeting from time to time until a quorum is obtained, and no further notice thereof need be given other than by announcement at the meeting which shall be so adjourned. The vote of a majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors unless the Certificate of Incorporation or these By-Laws shall require a vote of a greater number.

Section 9. Compensation.

Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, the Board of Directors shall have the authority to fix the compensation of Directors. Nothing herein contained shall be construed to preclude any Director from serving the Corporation in any other capacity as an officer, agent or otherwise, and receiving compensation therefor.

Section 10. Action Without Meeting.

Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board of Directors, or of such committee, as the case may be, consent thereto in writing or by electronic transmission. After any action is taken, the consent or consents relating thereto shall be filed with the minutes of proceedings of the Board of Directors or such committee.

Section 11. Committees.

The Board of Directors shall have the authority to designate one or more committees, each committee to consist of one or more of the Directors of the Corporation. The Board of Directors may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any committee of the Board of Directors, to the extent provided in the resolutions of the Board of Directors or in these By-Laws, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers that may require it, in each case to the fullest extent permitted by applicable law. In the absence or disqualification of any member of a committee from voting at any meeting of such committee, the remaining member or members thereof present at such meeting and not disqualified from voting, whether or not the remaining member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at such meeting in the place of any such absent or disqualified member.

ARTICLE IV. OFFICERS

Section 1. Officers.

The officers of the Corporation shall be a Chief Executive Officer, a President, one or more Vice Presidents, who may be designated Senior Executive Vice Presidents, Executive Vice Presidents, Senior Vice Presidents, Vice Presidents and Assistant Vice Presidents, a Secretary, one or more Assistant Secretaries, a Chief Financial Officer and such other officers as may be deemed appropriate. All such officers shall be appointed annually by the Board of Directors to serve for a term of one year and until their respective successors are appointed and qualified or until such officer’s earlier death, resignation, retirement or removal, except that the Board of Directors may delegate the authority to appoint officers holding the position of Senior Executive Vice President and below in accordance with procedures established or modified by the Board of Directors from time to time. None of the officers of the Corporation need be Directors. More than one office may be held by the same person. The conduct of the business and affairs of the Corporation by the officers shall be subject to the oversight of the Board of Directors and of any committee of the Board of Directors having authority over the subject matter.

Section 2. Chief Executive Officer.

The Board of Directors shall appoint a Chief Executive Officer of the Corporation. The Chief Executive Officer is the most senior officer of the Corporation and shall be vested with the authority to act for the Corporation in all matters and shall have general supervision of the Corporation and of its business affairs, including authority over the detailed operations of the Corporation and over its personnel, with full power and authority during intervals between sessions of the Board of Directors to do and perform in the name of the Corporation all acts and deeds necessary or proper, in his or her opinion, to be done and performed and to execute for and in the name of the Corporation all instruments, agreements and deeds that may be authorized to be executed on behalf of the Corporation or may be required by law. The Chief Executive Officer may, but need not, also hold the office of President.

Section 3. President.

The President shall perform such duties as are prescribed by these By-Laws, the Board of Directors or the Chief Executive Officer.

Section 4. Vice Presidents.

The Vice Presidents shall, subject to the control of the Chief Executive Officer or the President, have and may exercise the authority vested in them in all proper matters, including authority over the detailed operations of the Corporation and over its personnel.

Section 5. Chief Financial Officer.

The Chief Financial Officer, or his or her designee, shall have and perform such duties as are incident to the office of Chief Financial Officer and such other duties as may from time to time be assigned to him or her by the Board of Directors, the Chief Executive Officer or the President.

Section 6. Secretary and Assistant Secretary.

The Secretary shall keep minutes of all meetings of the stockholders and the Board of Directors unless otherwise directed by the Board of Directors. The Secretary shall have custody of the corporate seal, and the Secretary or any Assistant Secretary shall affix the same to all instruments or papers requiring the seal of the Corporation. The Secretary, or in his or her absence, any Assistant Secretary, shall attend to the giving and serving of all notices of the Corporation. The Secretary shall perform all the duties incident to the office of Secretary and shall do and perform such other duties as may from time to time be assigned by the Board of Directors, Chair of the Board of Directors, Chief Executive Officer or President.

Section 7. Other Officers and Agents.

The Board of Directors may appoint such other officers and agents as it may deem advisable, such as General Counsel, who shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors.

ARTICLE V. MISCELLANEOUS

Section 1. Certificates of Stock.

The shares of stock in the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the Corporation’s stock shall be uncertificated shares that may be evidenced by a book-entry system maintained by the registrar of such stock. Any such resolution shall not apply to shares represented by a certificate theretofore issued until such certificate is surrendered to the Corporation. Shares of stock of the Corporation represented by certificates shall be signed by, or in the name of the Corporation by two authorized officers of the Corporation (it being understood that each of the Chair of the Board of Directors, the Chief Executive Officer, the President, a Vice President, the Chief Financial Officer, the Controller, the Secretary or an Assistant Secretary of the Corporation shall be an authorized officer for such purpose). Any or all of the signatures may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

Section 2. Lost Certificates.

The Corporation may order a new certificate or certificates of stock to be issued in the place of any certificate or certificates of the Corporation alleged to have been lost, stolen or destroyed, and may require that the owner of the lost certificate or certificates shall first cause to be given to the Corporation or its authorized agent a bond in such sum as the Corporation may direct, as indemnity against any loss that the Corporation may incur by reason of such replacement of the lost certificate or certificates; but, to the fullest extent permitted by law, the Corporation may, at its discretion, refuse to replace any lost certificate of stock save upon the order of some court having jurisdiction in such matter and may cause such legend to be inscribed on the new certificate or certificates as in the Corporation’s discretion may be necessary to prevent loss to the Corporation.

Section 3. Transfer of Shares.

The shares of stock of the Corporation shall be transferable only upon its books and, in the case of certificated shares of stock, by the holders thereof in person or by their duly authorized attorneys or legal representatives and upon the surrender of the certificate therefor; or, in the case of uncertificated shares of stock, upon receipt of proper transfer instructions from the holders thereof in person or by their duly authorized attorneys or legal representatives and upon compliance with appropriate procedures for transferring shares in uncertificated form. In the case of certificated shares, upon such transfer, the old certificates shall be surrendered to the Corporation by the delivery thereof to the person in charge of the stock and transfer books and ledgers or to the authorized agent of the Corporation, by whom they shall be canceled, and new certificates shall thereupon be issued. A record shall be made of each transfer and whenever a transfer shall be made for collateral security, and not absolutely, it shall be expressed in the entry of the transfer.

Section 4. Fractional Shares.

No fractional part of a share of stock shall be issued by the Corporation.

Section 5. Stockholders Record Date.

In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than 60 days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 6. Dividends.

Subject to the provisions of the Certificate of Incorporation and applicable law, the Board of Directors may, out of funds legally available therefor, declare dividends upon the capital stock of the Corporation as and when it deems expedient. Before declaring any dividend, there may be set apart out of any funds of the Corporation available for dividends, such sum or sums as the Directors from time to time in their discretion deem proper for working capital; as a reserve fund to meet contingencies; or for equalizing dividends or for such other purposes as the Directors shall deem conducive to the interests of the Corporation.

Section 7. Seal.

The Corporation may have a corporate seal which shall have the name of the Corporation inscribed thereon and shall be in such form as prescribed by the Board of Directors from time to time.

Section 8. Fiscal Year.

The fiscal year of the Corporation shall be determined by resolution of the Board of Directors.

Section 9. Exclusive Forum.

Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any Director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any Director, officer or other employee of the Corporation arising pursuant to any provision of Delaware law or the Certificate of Incorporation or these By-Laws (in each case, as they may be amended from time to time) or (iv) any action asserting a claim against the Corporation or any Director, officer or other employee of the Corporation governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware has no jurisdiction, the federal district court for the District of Delaware).

Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for any action asserting a cause of action arising under the Securities Act of 1933, or any rule or regulation promulgated thereunder, shall be the federal district courts of the United States.

To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 9.

Section 10. Checks.

All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or officers, agent or agents of the Corporation, and in such manner as shall be determined from time to time by resolution of the Board of Directors.

Section 11. Notice and Waiver of Notice.

Whenever any notice whatever is required to be given under the provisions of any law or under the provisions of the Certificate of Incorporation or these By-Laws, a waiver thereof in writing or electronic transmission, given by the person or persons entitled to notice, whether before or after the time stated therein, shall be deemed equivalent thereto. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of business at the meeting because the meeting is not lawfully called or convened.

Section 12. Indemnification and Advancement of Expenses.

(A) Except as otherwise provided in these By-Laws, the Corporation shall, to the fullest extent permitted by applicable law as then in effect, indemnify any person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a Director or officer of the Corporation, or serves as a director, officer, employee, agent or fiduciary of another corporation, or with a partnership, joint venture, trust, enterprise or nonprofit entity at the request of the Corporation (each such person, an “Indemnitee”), against all Expenses (as defined below), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnitee in connection with any such action, suit or proceeding. For the purposes of this Section 12, the term “Expenses” shall include all reasonable fees, costs and expenses, including, without limitation, attorney’s fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, ERISA excise taxes or penalties assessed on Indemnitee with respect to an employee benefit plan, Federal, state, local or foreign taxes imposed as a result of the actual or deemed receipt of any payments under this Section 12, penalties and all other disbursements or expenses of the types customarily incurred in connection with defending, preparing to defend, or investigating an actual or threatened action, suit or proceeding (including Indemnitee’s counterclaims that directly respond to and negate the affirmative claim made against Indemnitee (“Permitted Counterclaims”)) in such action, suit or proceeding, whether civil, criminal, administrative or investigative, but shall exclude the costs of (1) any of Indemnitee’s counterclaims, other than Permitted Counterclaims, or (2) except as otherwise provided in paragraph (C), proceedings (or parts thereof) commenced by such Indemnitee unless the commencement of such proceeding (or part thereof) by Indemnitee was authorized in the specific case by the Board of Directors.

(B) The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an Indemnitee in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Indemnitee to repay all amounts advanced if it should be ultimately determined that the Indemnitee is not entitled to be indemnified under this Section 12 or otherwise.

(C) If a claim for indemnification under this Section 12 (following the final disposition of such proceeding) is not paid in full within sixty days after the Corporation has received a claim therefor by the Indemnitee, or if a claim for any advancement of expenses under this Section 12 is not paid in full within thirty days after the Corporation has received a statement or statements requesting such amounts to be advanced, the Indemnitee shall thereupon (but not before) be entitled to file suit to recover the unpaid amount of such claim. If successful in whole or in part, the Indemnitee shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action, the Corporation shall have the burden of proving that the Indemnitee is not entitled to the requested indemnification or advancement of expenses under applicable law.

(D) The indemnification provided by this Section 12 shall not be deemed exclusive of and shall be in addition to any other rights (whether created prior or subsequent to the adoption of these By-Laws) to which those indemnified may be entitled under any statute, rule of law, certificate of incorporation, by-law, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office, shall continue as to a person who has ceased to be a Director, employee or agent of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such a person. The Corporation’s obligation, if any, to indemnify or to advance expenses to any Indemnitee who was or is serving at its request as a director, officer, employee, agent or fiduciary of another corporation, or with a partnership, joint venture, trust, enterprise or nonprofit entity, shall be reduced by any amount such Indemnitee may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity. This Section 12 shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Indemnitees when and as authorized by appropriate corporate action.

(E) By action of the Board of Directors notwithstanding any interest of the Directors in such action, the Corporation may purchase and maintain insurance in such amounts as the Board of Directors deems appropriate on behalf of any person who is or was a Director, officer, employee, agent or fiduciary of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, agent or fiduciary of another corporation, or with a partnership, joint venture, trust, enterprise or nonprofit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his status as such, whether or not the Corporation shall have the power to indemnify him or her against such liability under the provisions of this Section 12.

(F)  Any right to indemnification or to advancement of expenses of any Indemnitee arising hereunder shall not be eliminated or impaired by an amendment to or repeal of these By-Laws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought.

Section 13. Execution of Instruments and Documents.

The Chief Executive Officer, the President, any Senior Executive Vice President, any Executive Vice President or any Senior Vice President is authorized, in his or her discretion, to do and perform any and all corporate and official acts in carrying on the business of the Corporation, including, but not limited to, the authority to make, execute, acknowledge, accept and deliver any and all deeds, mortgages, releases, bills of sale, assignments, transfers, leases (as lessor or lessee), powers of attorney or of substitution, servicing or sub-servicing agreements, vendor agreements, contracts, proxies to vote stock or any other instrument in writing that may be necessary in the purchase, sale, lease, assignment, transfer, discount, management or handling in any way of any property of any description held, controlled or used by the Corporation or to be held, controlled or used by the Corporation and including the authority from time to time to open bank accounts with the Corporation’s subsidiary bank or any other institution, to borrow money in such amounts for such lengths of time, at such rates of interest and upon such terms and conditions as any said officer may deem proper and to evidence the indebtedness thereby created by executing and delivering in the name of the Corporation promissory notes or other appropriate evidences of indebtedness, and to guarantee the obligations of any subsidiary or affiliate of the Corporation. The enumeration herein of particular powers shall not restrict in any way the general powers and authority of said officers.

By way of example and not limitation, such officers of the Corporation are authorized to execute, accept, deliver, and issue, on behalf of the Corporation and as binding obligations of the Corporation, such agreements and instruments as may be within the officer’s area of responsibility, including, as applicable, agreements and related documents (such as schedules, confirmations, transfers, assignments, acknowledgments and other documents) relating to derivative transactions, loan or letter of credit transactions, syndications, participations, trades, purchase and sale or discount transactions, transfers and assignments, servicing and sub-servicing agreements, vendor agreements, contracts, securitizations and transactions of whatever kind or description arising in the conduct of the Corporation’s business.

The authority to execute and deliver documents, instruments and agreements may be limited by resolution of the Board of Directors or a committee of the Board of Directors, by the Chief Executive Officer or by the President, by reference to subject matter, category, amount, geographical location or any other criteria and may be made subject to such policies, procedures and levels of approval as may be adopted or amended from time to time.

Section 14.    Voting Corporation’s Securities.

Unless otherwise ordered by the Board of Directors, the Chief Executive Officer, the President, any Executive Vice President or above, the Controller, the Corporation’s Chief Legal Officer or General Counsel and any other officer as may be designated by the Board of Directors shall have full power and authority on behalf of the Corporation to attend and to act and vote at any meetings of security holders of any of the corporations or entities in which the Corporation may hold securities, to consent in any manner permitted under applicable law to any action by such other corporations or other entities, or to execute a proxy or proxies empowering others to take such actions, and, in each case, such officer shall possess and may exercise any and all rights and powers incident to the ownership of such securities which, as the owner thereof, the Corporation might have possessed and exercised, if present.

ARTICLE VI. AMENDMENTS

These By-Laws may be amended, altered or repealed and By-Laws may be adopted (a) by the affirmative vote of a majority of the Board of Directors or (b) by the stockholders at any annual meeting of the stockholders, or at any special meeting thereof if notice of the proposed alteration or repeal of By-Law or By-Laws to be adopted is contained in the notice of such special meeting, by the affirmative vote of seventy-five percent (75%) of the stock issued and outstanding and entitled to vote at such meeting.

ARTICLE VII. EMERGENCY BY-LAWS

Section 1.    Emergency By-Laws.

This Article VII shall be operative during any emergency resulting from an attack on the United States or on a locality in which the Corporation conducts its business or customarily holds meetings of its Board of Directors or its stockholders, or during any nuclear or atomic disaster, or during the existence of any pandemic, epidemic, declaration of a national emergency by the United States government, catastrophe or other similar emergency condition (an “emergency”), notwithstanding any different or conflicting provisions in these By-Laws, the Certificate of Incorporation or the Delaware General Corporation Law. To the extent not inconsistent with the provisions of this Article VII, the By-Laws provided in the other Articles of these By-Laws and the provisions of the Certificate of Incorporation shall remain in effect during such emergency and upon termination of such emergency, the provisions of this Article VII shall cease to be operative. Without limiting any powers or emergency actions that the Board of Directors may take during such an emergency, during such an emergency, the Board may take any action that it determines to be practical and necessary to address the circumstances of the emergency including, without limitation, taking the actions with respect to stockholder meetings and dividends as provided in the Delaware General Corporation Law. To the extent not inconsistent with this emergency bylaw, the By-Laws provided in the preceding Articles shall remain in effect during such emergency and upon the termination of such emergency the emergency bylaw shall cease to be operative unless and until another such emergency shall occur.

Section 2.    Meetings.

During any emergency, a meeting of the Board of Directors, or any committee thereof, may be called by any member of the Board of Directors, the President, a Senior Executive Vice President, the Secretary or an Assistant Secretary. Notice of the time and place, if any, of the meeting shall be given by any available means of communication by the individual calling the meeting to such Directors and/or Designated Officers, as defined in Section 3 of this Article, as it may be feasible to reach. Such notice shall be given at such time in advance of the meeting as, in the judgment of the individual calling the meeting, circumstances permit. As a result of such emergency, the Board of Directors may determine that a meeting of stockholders not be held at any place, but instead be held solely by means of remote communication in accordance with the Delaware General Corporation Law.

Section 3.    Quorum.

At any meeting of the Board, or any committee thereof, called in accordance with Section 2 of this Article, the presence or participation of two Directors or one Director and a Designated Officer shall constitute a quorum for the transaction of business. In the event that no Directors are able to attend the meeting of the Board of Directors, then the Designated Officers in attendance shall serve as directors for the meeting, without any additional quorum requirement and will have full powers to act as directors of the Corporation.

The Board of Directors or the committees thereof, as the case may be, shall, from time to time but in any event prior to such time or times as an emergency may have occurred, designate the officers of the Corporation in a numbered list (the “Designated Officers”) who shall be deemed, in the order in which they appear on such list, directors of the Corporation for purposes of obtaining a quorum during an emergency, if a quorum of Directors cannot otherwise be obtained.

Section 4.    By-Laws.

At any meeting called in accordance with Section 2 of this Article, the Board of Directors or a committee thereof, as the case may be, may modify, amend or add to the provisions of this Article VII so as to make any provision that may be practical or necessary for the circumstances of the emergency.

Section 5.    Liability.

No officer, Director or employee of the Corporation acting in accordance with the provisions of this Article VII shall be liable except for willful misconduct.

Section 6.    Repeal or Change.

The provisions of this Article VII shall be subject to repeal or change by further action of the Board of Directors or by action of the stockholders, but no such repeal or change shall modify the provisions of Section 5 of this Article VII with regard to action taken prior to the time of such repeal or change.